Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES F

MONTHLY REPORT/
FEBRUARY 28, 2003

PRUDENTIAL FINANCIAL (LOGO)

         WORLD MONITOR TRUST II--SERIES F
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from February 1, 2003 to February 28, 2003 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of February 28, 2003 was $136.73, an increase of 7.51% from the January 31, 2003 value of $127.18. The calendar year-to-date return for Series F was an increase of 15.13% as of February 28, 2003.

The estimated net asset value per interest as of March 27, 2003 was $129.43. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities

Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the unit value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from February 1, 2003 to
  February 28, 2003
Revenues:
Realized gain on commodity
  transactions......................   $3,572,702
Change in unrealized commodity
  positions.........................     (913,436)
Interest income.....................       24,785
                                       ----------
                                        2,684,051
                                       ----------
Expenses:
Incentive fee.......................      544,354
Commissions.........................      126,945
Management fee......................       43,194
Other expenses......................        9,108
Other transaction fees..............        5,682
                                       ----------
                                          729,283
                                       ----------
Net gain............................   $1,954,768
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from February 1, 2003 to
  February 28, 2003

                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (196,170.713
  interests)...............  $24,948,057   $127.18
Contributions..............    2,581,134
Net gain...................    1,954,768
Redemptions................     (333,524)
                             -----------
Net asset value at end of
  period (213,200.451
  interests)...............  $29,150,435    136.73
                             -----------   -------
                             -----------

Change in net asset
  value per interest....................   $  9.55
                                           -------
                                           -------
Percentage change.......................      7.51%
                                           -------
                                           -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                               /s/ Steven Weinreb
                               ------------------
                               by: Steven Weinreb
                            Chief Financial Officer